Exhibit 99.1

FOR MORE INFORMATION CALL:

David B. Turner,

Chief Executive Officer and President, CCF Holding Company

Leonard A. Moreland,

Chief Executive Officer & President, Heritage Bank

101 North Main Street

Jonesboro GA 30236

(770) 478-8881

CCF HOLDING COMPANY, THE HOLDING COMPANY FOR HERITAGE

BANK ANNOUNCES EARNINGS FOR THE SIX-MONTHS ENDING JUNE 30, 2007

Jonesboro, GA July 24, 2007:

	Three-months ended June 30, 2007	Three-months ended March 31, 2007	Three-months ended June 30, 2006	Six-months ended June 30, 2007	Six-months ended June 30, 2006
	(unaudited in thousands except for percentages and earnings per share figures)	(unaudited in thousands except for percentages and earnings per share figures)	(unaudited in thousands except for percentages and earnings per share figures)	(unaudited in thousands except for percentages and earnings per share figures)	(unaudited in thousands except for percentages and earnings per share figures)
Total Assets	$437,981	$442,137	$408,506	$437,981	$408,506

CCF Net Income for the Period	$1,044	$1,269	$1,337	$2,313	$2,401

Net Interest Income for the Period	$4,612	$4,651	$4,698	$9,263	$9,078

Basic Earnings per Share for the Period	$0.29	$0.35	$0.37 (1)	$0.63	$0.66 (1)

Net Interest Margin	4.54%	4.69%	5.06%	4.62%	5.08%

Efficiency Ratio	62.99%	58.74%	56.20%	60.87%	58.35%

Total Loans (end of period)	$336,123	$337,598	$320,400	$336,123	$320,400

Non-Performing Loans (end of period)	$5,204	$962	$53	$5,204	$53

Non-Performing Assets(2) (end of period)	$8,239	$4,474	$2,095	$8,239	$2,095

Loan Loss Provision	$150	$140	$165	$290	$350

(1)	Adjusted to reflect the 3 for 2 stock split paid to shareholders in September 2006.
(2)	Defined as nonperforming loans, other real estate owned and repossessed assets.

	Three-months ended June 30, 2007	Three-months ended March 31, 2007	Three-months ended June 30, 2006	Six-months Ended June 30, 2007	Six-months Ended June 30, 2006
	(unaudited in thousands except for percentages and earnings per share figures)	(unaudited in thousands except for percentages and earnings per share figures)	(unaudited in thousands except for percentages and earnings per share figures)	(unaudited in thousands except for percentages and earnings per share figures)	(unaudited in thousands except for percentages and earnings per share figures)
Loan Loss Reserve (end of period)	$4,134	$4,132	$3,742	$4,134	$3,742

Loan Loss Reserve to Non-performing Loans	0.79%	429.52%	706.04%	0.79%	706.04%

Total Deposit Accounts (end of period)	$364,560	$374,480	$345,963	$364,560	$345,963

Total Transaction Accounts(3) (end of period)	$217,231	$209,416	$186,266	$217,231	$186,266

Consolidated Equity (end of period)	$31,072	$30,208	$26,279	$31,072	$26,279

(3)	Defined as non-interest bearing demand deposit accounts, interest bearing demand deposit accounts and money market accounts.

CCF HOLDING COMPANY, THE HOLDING COMPANY FOR HERITAGE

BANK ANNOUNCES EARNINGS FOR THE SIX-MONTHS ENDING JUNE 30, 2007

Earnings for the quarter ending June 30, 2007, were $1.04 million, or $0.29 per basic share. This represents a decrease of $293,000, or 22%, over earnings of $1.34 million, or $0.37 per basic share for the same quarter in 2006. For the six-months ending June 30, 2007, earnings were $2.31 million, or $0.63 per basic share, as compared to $2.40 million, or $0.66 per basic share, for the six-months ending June 30, 2006. Annualized return on average equity for the six-month period ending June 30, 2007 was 15.38%, compared to 18.95% for the six-month period ending June 30, 2006. The reduction in earnings year over year resulted from a significant reduction in new loan volume, increased non-performing loans and increased cost of funds.

The net interest margin declined during the first six-months of 2007 to 4.62%, down 46 basis points from 5.08% for the six-months ending June 30, 2006. The margin for the quarter ending June 30, 2007, was 4.54%, which is down 15 basis points from 4.69% at March 31, 2007. The yield on earning assets increased during the twelve-month period by 47 basis points from 8.11% at June 30, 2006, to 8.58% at June 30, 2007. For the same twelve-month period, the cost of funds increased 72 basis points from 2.99% at June 30, 2006, to 3.71% at June 30, 2007. Growth in loans of $16 million for the twelve-month period ending June 30, 2007, partially offset the decline in the net interest margin resulting in a $186,000 increase in net interest income for the six-months ending June 30, 2007, over the six-months ending June 30, 2006. Net interest income for the quarter ending June 30, 2007, declined $38,000 from the prior quarter ending March 31, 2007, as average loans outstanding declined by $6.0 million between March 31, 2007 and June 30, 2007, and deposit accounts continued to reprice upward.

Net loans declined for the quarter ending June 30, 2007 by $1.5 million from $333.5 million at March 31, 2007 to $332.0 million at June 30, 2007. Although a decline in net loans was experienced, loan originations for the quarter ending June 30, 2007 totaled $27.3 million, with $16.0 million in commercial loans, $10.3 million in construction loans and $1.0 million in consumer loans. For the quarter ending June 30, 2006, originations totaled $55.3 million with $21.3 million in commercial loans, $32.3 million in construction loans and $1.7 million in consumer loans. New construction starts have been down significantly and commercial loan growth has been slow since the last quarter of 2006. Further affecting the net loan growth during the first six-months of 2007 were commercial and construction loan payoffs, which totaled $57.6 million.

The efficiency ratio for the six-months ending June 30, 2007, was 60.87%, an increase over the 58.52% ratio for the six-months ending June 30, 2006. Other expenses increased by $356,000 in the six-month period ending June 30, 2007, over the six-months ending June 30, 2006 due primarily to an increase in salaries and benefits of $297,000.

During the quarter ending June 30, 2007, non-performing assets increased $3.8 million over the quarter ending March 31, 2007. Total non-performing assets at June 30, 2007, of $8.2 million were comprised of $3.0 million in other real estate and $5.2 million in non-accrual loans.

Other real estate loans totaling $3.0 million include:

•	$2.0 million secured by 22.5 acres of commercial property in Fulton County Georgia;

•	$620,000 secured by two completed new construction single family detached homes, one of which is under contract with a scheduled closing date in August 2007;

•	$264,000 secured by twelve developed lots in Grantville, Georgia;

•	$67,800 secured by a new construction, single family detached house, which has sold, closing on July 10, 2007;

•	$66,000 secured by a residential lot in Stockbridge, Georgia.

The non-accrual loans, totaling $5.2 million include:

•	$2.4 million in loans secured by developed property which was paid off, including all interest and fees due, on July 12, 2007;

•

$1.1 million in loans secured by two completed new construction single family detached homes located in Fayette County Georgia (these amounts were foreclosed in July 2007 and are currently carried as other real estate owned with no impairment charged at foreclosure);

•	$619,000 on a completed new construction single family home in Henry County, Georgia;

•	$312,000 on a completed new construction single family home in Pike County, Georgia (this loan is in foreclosure proceedings in July 2007 with no expected impairment charge);

•	$432,000 in loans secured by developed vacant lots in Henry County Georgia;

•	$224,000 in loans secured by commercial property in Spalding County Georgia;

•	$57,000 in loans secured by vehicles.

The loan loss reserve was $4.2 million at June 30, 2007, equaling 1.23% of loans outstanding. Based on the Bank’s internal calculation, the allowance for loan losses is adequate. Management will continue to monitor and adjust the allowance as necessary during the year based on growth in the loan portfolio, loss experience, workout of non-performing loans and non-performing assets, condition of borrowers, and continued monitoring of local economic conditions, as well as any other external factors.

Transaction accounts, defined as non-interest bearing demand deposit accounts, interest bearing demand deposit accounts and money market accounts, increased $7.8 million in the quarter ending June 30, 2007, to $217.2 million, from $209.4 million at March 31, 2007. For the twelve-month period, from June 30, 2006 to June 30, 2007, transaction accounts increased by $30.9 million, or 17%, from $186.3 million at June 30, 2006, to $217.2 million at June 30, 2007. In addition, repurchase accounts, a cash management product offered to business customers, increased $5.3 million, or 37.4%, from $14.3 million at March 31, 2007, to $19.6 million at June 30, 2007. For the twelve month period ending June 30, 2007, these accounts increased $10.3 million or 110.3%, from $9.3 million at June 30, 2006. Due to adequate funding from transaction account and repurchase account growth, certificates of deposits generated through an internet funding source were not renewed as they matured. This resulted in a decline in the time deposit account balances of $17.8 million, from $165.1 million at March 31, 2007 to $147.3 million at June 30, 2007.

Consolidated equity increased $4.8 million, or 18.2%, for the Company during the twelve-month period from June 30, 2007 to June 30, 2006. This increase is attributed to earnings for the twelve-month period, net of cash dividends totaling $1.17 million paid to shareholders, and an improvement of $431,000 in the market value of the Bank’s securities portfolio. The Company declared a dividend of $0.09 per share for the quarter ending June 30, 2007. This represents an increase of 50% over the $0.06 per share dividend paid for the quarter ending June 30, 2006.

In May 2007, CCF Holding Company was ranked 11th among the top 100 Georgia-based publicly held companies by the Atlanta Journal Constitution, with Heritage Bank, the wholly-owned subsidiary of CCF Holding Company, being the highest ranked bank in the listing. Five weighted variables were included in the ranking (information compiled by PricewaterhouseCoopers LLP): annual revenue, year-over-year revenue change, return on equity, annual change in profit margin in fiscal 2006 and total return on investment (share price change plus reinvested dividends). Companies with less than $1 million dollars in revenue were omitted.

U.S. Banker, an industry trade publication, ranked CCF Holding Company 64 th among the top 200 Community Banks in 2006 based on the past three-years of return on equity (ROE), which was derived from data compiled by SNL Financial. In addition, the Clayton County Chamber of Commerce selected Heritage Bank as its 2006 “Business of the Year.”

For more information on Heritage Bank’s business products, please call 770-478-8881. Heritage Bank, a state chartered commercial bank, has been serving metro Atlanta’s Southern Crescent since 1955. The independent community bank features a well-rounded offering of commercial and consumer products, and is an active, involved member of the community it serves. The Bank has seven full service offices. The company’s stock is traded on The Nasdaq Capital Market under the symbol “CCFH.” For more information, visit the Heritage Bank website at www.heritagebank.com. The information contained in this press release should be reviewed in conjunction with the Company’s 10Q filing when available on the EDGAR system.

This press release contains forward-looking statements about our business and prospects, including forward-looking statements with respect to the potential effects of the write-down discussed above, as to which there are numerous risks and uncertainties that generally are beyond our control. Some of these risks include the possibility that our estimate of the effect of the write-down on earnings per share or of the market value and prospects of the property in question are incorrect, together with other risks identified from time to time in our filings with the Securities and Exchange Commission. These and other risks and uncertainties could have an adverse impact on our future operations, financial condition, or financial results.